Exhibit 23.3
CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of CatchMark Timber Trust, Inc., of our report dated February 26, 2021, relating to the consolidated financial statements of TexMark Timber Treasury, L.P., appearing in the Annual Report on Form 10-K of CatchMark Timber Trust, Inc. for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP
Atlanta, Georgia
June 24, 2021